Exhibit 15

April 24, 2008

To the Board of Directors and Shareowners of

Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-142424 and 333-149308) of Delta Air Lines, Inc. for the registration of shares of its common stock of our report dated April 24, 2008 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2008.

/s/ Ernst & Young LLP